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                                                                     EXHIBIT 3.3

                            CERTIFICATE OF AMENDMENT

                                       TO

                          CERTIFICATE OF INCORPORATION

                                       OF

                            PROTOCOL HOLDINGS, INC.

                                  ------------


     PROTOCOL HOLDINGS, INC., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies that:

     FIRST: that the following resolutions was duly adopted by the Board of Directors of the Corporation, setting forth a proposed amendment to the Certificate of Incorporation of the Corporation, declaring such amendment to be advisable and directing that such amendment be submitted to the stockholders of the Corporation for their approval. The resolution is as follows:

     "RESOLVED that there is hereby adopted an amendment to the Corporation's Certificate of Incorporation pursuant to which the Corporation's authorized capital stock shall be changed from 7,000,000 shares of Preferred Stock, $.001 par value, all of which shares have been classified as Series A Preferred Stock and 15,000,000 shares of common stock, $.001 par value, of which 14,900,000 shares have been classified as Common Stock and 100,000 shares have been classified as Class B Common Stock, to 7,150,000 shares of Preferred Stock, of which 7,000,000 shares have been designated as Series A Preferred Stock, $.001 par value, and 150,000 shares shall be designated as Series AB Preferred Stock, $.001 par value, and 15,000,000 shares of common stock, $.001 par value, of which 14,900,000 have been designated as Common Stock and 100,000 shares have been designated as Class B Common Stock, and that Article IV A. and the first paragraph of Article IV B. of the Corporation's Certificate of Incorporation be, and each hereby is, amended to read in its entirety as follows:

     "A. Classes of Stock. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 22,150,000, consisting of 7,150,000 shares of Preferred Stock, of which 7,000,000 shares shall be designated as Series A Preferred Stock, $.001 par value (herein called the "Series A Preferred Stock"), and 150,000 shares shall be designated as Series AB Preferred Stock, $.001 par value (herein called the "Series AB Preferred Stock"), and 15,000,000 shares of common stock, $.001 par value, of which 14,900,000 shares shall be designated as Common Stock (herein called the "Common Stock") and 100,000 shares shall be designated as Class B Common Stock (herein called the "Class B Common Stock")."

     "B. Rights, Preferences and Restrictions of Preferred Stock. The Board of Directors shall have the authority by resolutions or resolutions to fix and designate all the rights, preferences, privileges and restrictions of the Series AB Preferred Stock permitted by the

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Delaware General Corporation Law. The rights, preferences, privileges and restrictions granted to and imposed on the Series A Preferred Stock are as set forth below in this Article IV B."

     SECOND: The foregoing amendment was duly adopted in accordance with the provisions of Sections 242 and 228 of the Delaware General Corporation Law.

     IN WITNESS WHEREOF, PROTOCOL HOLDINGS, INC. has caused its corporate seal to be hereunto affixed and this certificate to be signed by Stephen G. McLean, its President and Chief Executive Officer, who hereby acknowledges under penalties of perjury that the facts herein stated are true and that this certificate is his act and deed, this 25 day of October, 1999.

                                       PROTOCOL HOLDINGS, INC.



                                       By: /s/ Stephen G. McLean
                                           -------------------------------------
                                           Stephen G. McLean
                                           President and Chief Executive Officer